Exhibit 99.3
FORM 11-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2008

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to
Commission file number 1-10312
SYNOVUS FINANCIAL CORP. DIRECTOR STOCK PURCHASE PLAN
SYNOVUS FINANCIAL CORP.
1111 BAY AVENUE
SUITE 500
COLUMBUS, GEORGIA 31901
(706) 649-5220

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Financial Statements
December 31, 2008, 2007, and 2006
(With Report of Independent Registered Public Accounting Firm Thereon)

KPMG LLP
Suite 2000
303 Peachtree Street, NE
Atlanta, GA 30308
Report of Independent Registered Public Accounting Firm
The Plan Administrator
Synovus Financial Corp.
   Director Stock Purchase Plan:
We have audited the accompanying statements of financial condition of the Synovus Financial Corp. Director Stock Purchase Plan (the Plan) as of December 31, 2008 and 2007, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2008 and 2007, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
April 24, 2009

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2008 and 2007

	2008	2007
Assets
Common stock of Synovus Financial Corp., at fair value — 1,993,812 shares (cost $28,809,091) in 2008 and 1,733,107 shares (cost $27,249,013) in 2007	$16,548,639	41,733,206
Dividends receivable	119,947	356,285

	$16,668,586	42,089,491

Plan Equity
Plan equity (563 and 575 participants in 2008 and 2007, respectively)	$16,668,586	42,089,491

See accompanying notes to financial statements.

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Dividend income	$862,594	1,453,090	1,507,791
Realized (loss) gain on distributions to participants (note 6)	(1,078,302)	5,401,937	3,870,811
Unrealized (depreciation) appreciation of common stock of Synovus Financial Corp. (note 5)	(26,744,645)	(16,716,909)	3,620,138
Contributions (note 4):
Participants	2,433,362	2,550,700	2,600,931
Synovus Financial Corp. and participating subsidiaries	1,216,682	1,275,350	1,300,465

	(23,310,309)	(6,035,832)	12,900,136

Withdrawals by participants — common stock of Synovus Financial Corp., at fair value (211,257 shares in 2008, 349,619 shares in 2007, and 268,895 shares in 2006) (note 6)	(2,110,596)	(10,688,739)	(7,560,840)

(Decrease) increase in Plan equity	(25,420,905)	(16,724,571)	5,339,296
Plan equity at beginning of year	42,089,491	58,814,062	53,474,766

Plan equity at end of year	$16,668,586	42,089,491	58,814,062

See accompanying notes to financial statements.

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2008, 2007, and 2006
(1)	Description of the Plan

The Synovus Financial Corp. Director Stock Purchase Plan (the Plan) was implemented as of January 1, 1985. The Plan is designed to enable participating Synovus Financial Corp. (Synovus) and subsidiaries’ directors to purchase shares of Synovus common stock at prevailing market prices from contributions made by them and by Synovus and its participating subsidiaries (the Participating Companies).

Synovus serves as the Plan Administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

Any person who currently serves or in the future is elected to serve as a member, advisory member, or emeritus member of the board of directors of any of the Participating Companies is eligible to participate in the Plan. Participants may contribute to the Plan only through automatic transfers of contributions from their designated demand deposit accounts. Contributions by directors of participating subsidiaries may not exceed $1,000 per calendar quarter. Contributions by directors of Synovus may not exceed $5,000 per calendar quarter. Matching contributions to the Plan are to be made by the Participating Companies in an amount equal to one-half of each participant’s contribution. All contributions to the Plan vest immediately.

The Plan provides, among other things, that all expenses of administering the Plan shall be paid by Synovus. Brokers’ fees, commissions, and other transaction costs incurred in connection with the purchase in the open market of Synovus common stock under the Plan are included in the cost of such stock to each participant.

The Plan provides that each participant may withdraw at any time all or part of the full number of shares in his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of Synovus or in a lump-sum cash distribution.

The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of Synovus common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held on his or her behalf by the Agent. A participant who terminates his or her participation in the Plan may not reenter the Plan until the expiration of a six-month waiting period.

Participation in the Plan shall automatically terminate upon termination of a participant’s status as a director whether by death, retirement, resignation, or otherwise.

Synovus expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or the Participating Companies prior to the date of such amendment or termination.

Synovus reserves the right to suspend Participating Company contributions to the Plan if its board of directors feels that Synovus’ financial condition warrants such action.

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2008, 2007, and 2006
(2)	Summary of Significant Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

The investment in Synovus common stock is stated at fair value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such securities are traded. The December 31, 2008 and 2007 fair values were $8.30 and $24.08 per share, respectively.

The Plan’s investment in the common stock of Synovus is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

The realized gain or loss on distributions to participants is determined by computing the difference between the average cost per share and the fair value per share at the date of the distribution to the participants, less transaction costs.

Purchases and sales of Synovus common stock are reflected on a trade-date basis. Dividend income is accrued on the record date.

Contributions by participants and Participating Companies are accounted for on the accrual basis. Withdrawals are accounted for upon distribution. At December 31, 2008, Plan investments include 6,524 shares held by one terminated director who has not yet requested distribution in accordance with the terms of the Plan.

Management of the Plan believes that the carrying amount of the receivables is a reasonable approximation of fair value due to their short-term nature.

(3)	Tax Status of the Plan

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by the Participating Company. Cash dividends paid on Synovus common stock purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the Synovus common stock purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2008, 2007, and 2006
(4)	Contributions

Contributions by Participating Companies and by participants are as follows:

	2008		2007		2006
	Participating		Participating		Participating
Participating Company	Companies	Participants	Companies	Participants	Companies	Participants
Synovus Financial Corp.	$226,250	452,500	230,000	460,000	230,000	460,000
Columbus Bank and Trust Company	77,222	154,444	81,333	162,667	81,667	163,333
Commercial Bank and Trust Company of Troup County	33,333	66,667	34,000	68,000	32,667	65,333
Commercial Bank of Thomasville	26,000	52,000	26,000	52,000	26,500	53,000
Security Bank and Trust Company of Albany	44,667	89,333	45,333	90,667	46,500	93,000
Sumter Bank and Trust Company	18,000	36,000	18,667	37,333	24,000	48,000
The Coastal Bank of Georgia	38,789	77,578	36,333	72,667	38,667	77,333
First State Bank and Trust Company	30,667	61,333	30,667	61,333	30,667	61,333
Cohutta Banking Company	19,167	38,333	16,611	33,221	14,999	29,999
Bank of Coweta	18,667	37,333	20,000	40,000	19,500	39,000
Citizens Bank and Trust of West Georgia	—	—	30,000	60,000	36,500	73,000
First Community Bank of Tifton	20,000	40,000	20,000	40,000	20,000	40,000
Community Bank & Trust of Southeast
Alabama	17,500	35,000	18,000	36,000	18,000	36,000
CB&T Bank of Middle Georgia	42,667	85,333	42,000	84,000	28,000	56,000
First Coast Community Bank	16,000	32,000	16,000	32,000	18,000	36,000
CB&T of East Alabama	12,444	24,888	12,944	25,888	14,722	29,444
Sea Island Bank	34,000	68,000	33,167	66,333	29,333	58,667
Citizens First Bank	23,833	47,667	23,167	46,333	24,000	48,000
Athens First Bank and Trust Co.	25,478	50,956	24,383	48,767	23,450	46,900
Vanguard Bank and Trust	—	—	22,000	44,000	26,833	53,667
Bank of Pensacola	—	—	35,333	70,667	38,500	77,000
Coastal Bank and Trust of Florida	53,833	107,667	—	—	—	—
First Commercial Bank of Birmingham	24,833	49,667	26,000	52,000	26,000	52,000
The Bank of Tuscaloosa	46,000	92,000	47,833	95,667	47,833	95,667
Sterling Bank	20,000	40,000	20,000	40,000	20,667	41,333
First National Bank of Jasper	18,833	37,667	20,167	40,333	20,667	41,333
First Commercial Bank of Huntsville	18,167	36,333	16,389	32,778	14,555	29,111
Tallahassee State Bank	17,667	35,333	16,000	32,000	16,667	33,333
Peachtree National Bank	—	—	14,000	28,000	31,500	63,000
Citizens Bank of Fort Valley	—	—	—	—	14,055	28,111
Citizens & Merchants State Bank	—	—	42,867	85,734	28,300	56,600
The National Bank of South Carolina	38,333	76,667	34,833	69,667	33,333	66,667
Bank of North Georgia	134,055	268,111	72,991	145,981	72,283	144,567
Georgia Bank & Trust	15,167	30,333	16,000	32,000	16,667	33,333
The Bank of Nashville	16,000	32,000	12,500	25,000	12,000	24,000
First Nation Bank	—	—	12,000	24,000	18,167	36,333
Trust One Bank	17,444	34,889	21,500	43,000	21,267	42,533
Synovus Bank of Jacksonville	21,999	43,997	21,332	42,664	20,000	40,000
Cohutta Banking Company of Tennessee	—	—	5,833	11,667	6,333	12,667
First Florida Bank	—	—	12,000	24,000	5,833	11,667
Synovus Bank	49,667	99,333	47,167	94,333	51,833	103,667

Total contributions	$1,216,682	2,433,362	1,275,350	2,550,700	1,300,465	2,600,931

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2008, 2007, and 2006
(5)	Unrealized (Depreciation) Appreciation of Common Stock of Synovus Financial Corp.

Changes in unrealized (depreciation) appreciation of Synovus common stock are as follows:

	2008	2007	2006
Unrealized (depreciation) appreciation at end of year	$(12,260,452)	14,484,193	31,201,102
Unrealized appreciation at beginning of year	14,484,193	31,201,102	27,580,964

Unrealized (depreciation) appreciation for the year	$(26,744,645)	(16,716,909)	3,620,138

(6)	Realized (Loss) Gain on Withdrawal/Distributions to Participants

The realized (loss) gain on withdrawal/distributions to participants is summarized as follows:

	2008	2007	2006
Fair value at date of distribution or redemption of shares of Synovus common stock	$2,110,596	10,688,739	7,560,840
Less cost (computed on an average cost basis) of shares of Synovus common stock distributed or redeemed	3,188,898	5,286,802	3,690,029

Total realized (loss) gain	$(1,078,302)	5,401,937	3,870,811